EXHIBIT 3.4
FIRST AMENDMENT TO THE
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
LIMITED PARTNERSHIP AGREEMENT
     The Limited Partnership Agreement of Consolidated Capital Institutional Properties/2 is hereby amended as follows:
     1. Section 1.04 Definitions is amended as follows:
(a) By deleting the present definition (e) “Corporate General Partners” as it currently exists and inserting In lieu thereof the following as a new definition:
“(e) “Corporate General Partner” shall mean Consolidated Capital Equities Corporation.”
     2. Section 2.01 Powers and Duties of the General Partners is amended to add the following as the last paragraph of such Section:
“Notwithstanding any other provision of this Agreement to the contrary, all decisions respecting any matters set forth in this Agreement or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the Managing General Partner, and such Managing General Partner shall have the exclusive right and authority to manage, conduct. and operate the Partnership business and to take such action for and on behalf of the Partnership as the Managing General Partner deems necessary or appropriate in its sole and absolute discretion to carry out the purposes for which the Partnership is formed. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this paragraph and grant of authority to the Managing General Partner contained therein shall not be modified or amended by the General Partners without the Managing General Partner’s prior written consent. The Individual General Partner hereby constitutes and appoints the Managing General Partner as such Individual General Partner’s true and lawful attorney (“Attorney-in-Fact”) for, and in such Individual General Partner’s name, place and stead from time to time to make all decisions respecting any matters set forth in this Agreement or otherwise affecting or arising out of the conduct of the business of the Partnership, to execute and deliver any and all documents, instruments and agreements necessary or convenient to the foregoing, to manage, conduct and operate the Partnership business and to take all such actions for and on behalf of the Partnership as such Attorney-in-Fact shall deem appropriate. The Individual General Partner hereby ratifies and confirms all that such Attorney-in-Fact shall do or cause to be done by virtue of this Agreement or the power of attorney contained herein. The Individual General Partner agrees that the Power of Attorney granted hereby to the Managing General

Partner as Attorney-in-Fact is a special power of attorney coupled with an interest, is irrevocable, shall not be affected by the subsequent incapacity of the Individual General Partner, shall not terminate upon the death of the Individual General Partner and shall be effective from the date hereof until determined by such Attorney-in-Fact. The Individual General Partner hereby renounces all rights to revoke the Power of Attorney granted herein and to appoint another person to perform the acts for the Attorney-In-Fact.”
     3. Section 2.04 Compensation of General Partner and Affiliates is amended to add the following as the last paragraph thereof:
“Notwithstanding any other provision of this section to the contrary, the General Partner and/or such of the General Partner’s Affiliates which it designates shall be entitled to receive (as an expense of the Partnership) all of the fees, commissions, payments, allocations (including the 1% allocation of Net Profits and Net Losses and 1% of distributions of distributable cash flow from operations) and any other compensation referred to in this Partnership Agreement (or any collateral agreement), including, but not limited to, Section 2.04 as determined by the General Partner in the General Partner’s sole and absolute discretion.”
     4. Section 8.02 Removal of General Partner is amended by adding the following sentences as the last sentences thereof:
“Notwithstanding any provisions of this Agreement to the contrary, the Managing General Partner shall not be removed without the Managing General Partner’s prior written consent. In furtherance of and not in limitation of the foregoing, the General Partners shall not remove or effect a removal of the Managing General Partner by dissolution or otherwise without the Managing General Partner’s prior written consent. To the extent that the Individual General Partner attempts to interfere with the authority of the Managing Partner as provided for in this Agreement, the Managing Partner, on its behalf and, on behalf of the Partnership, may seek an appropriate equitable remedy, including without limitation prohibitive injunctive relief, to enforce those provisions of this agreement pertaining to the authority and control of the Managing Partner.”
     5. The Limited Partnership Agreement is hereby amended in all other respects, if any, necessary to conform with the amendments set forth in this First Amendment to the Limited Partnership Agreement and, in the event of any conflict or apparent conflict between any of the provisions of the Limited Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.
     6. Except as amended by the foregoing, the Limited Partnership Agreement shall remain in full force and effect.

     7. Notwithstanding any other provision of the Limited Partnership Agreement to the contrary, the provisions of this Amendment shall not be modified or amended by the General Partners without the Managing General Partner’s prior written consent.

GENERAL PARTNERS:

CONSOLIDATED CAPITAL EQUITIES CORPORATION, a Colorado corporation

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